EXHIBIT 99.1

Havertys Reports Earnings for Third Quarter 2014

Atlanta, Georgia, October 29, 2014 – HAVERTYS  (NYSE: HVT and HVT.A) reports earnings per share for the third quarter ended September 30, 2014 of $0.34 compared to $0.42 for the same period of 2013.  The earnings per share for the nine months ended September 30, 2014 is $0.82 compared to $0.99 for the same period of 2013.  The year to date earnings for 2013 included an out-of-period adjustment recorded in the first quarter which favorably impacted gross profit by $0.8 million or $0.02 per share after tax.

Clarence Smith, chairman, president and CEO, said  "Our execution of store repositioning and expansion began to accelerate in the second half of this year.  Three store relocations and three new stores have opened or are slated to open by the end of 2014.  This includes the new urban scaled store, Havertys Style Studio, which opened this past week in Atlanta, Georgia. As previously announced, we are also working on opening four new stores in the first half of 2015, three in new markets.  Our store portfolio does an excellent job of conveying our brand, and by the end of next year over 95% of our locations will either have been opened since 2010 or undergone our "Bright Inspirations" refresh program.

We are placing great new Havertys branded merchandise in our stores.  These latest collections are varied in styles including classic looks, transitional and contemporary designs, and industrial chic. Our custom upholstery program continues to be a favorite with our customers growing 14% in written business over the past nine months against last year's 16% increase.  Our point-of-sale custom order upholstery configurator has aided in driving this business and in the fourth quarter this important tool will be on our website for our customers' use.

We are pleased to see an increased pace in the shipments from our vendors of both new products and current best sellers.  The fresh merchandise and better flow of inventory should normalize our case good sales and is enabling us to more timely complete deliveries.  The fourth quarter has historically been our strongest sales period and we believe that this year's quarter should be no different."

Financial Highlights

•	As previously announced, net sales increased 3.0% to $198.5 million. Comparable store sales were up 3.5%.
•	Total written sales were up 4.4% and written comparable store sales were up 4.6%.
•	Case goods sales were off approximately 2% and the custom order portion of upholstery written sales increased 19.4%.
•
Gross profit margins decreased 40 basis points to 53.5% from 53.9% as a percent of sales primarily because the LIFO reserve increased $0.2 million in 2014 versus a $0.4 million decrease in 2013.  Also impacting gross profit margins was clearance sales in preparation to close four stores and three local warehouses in the second half of 2014.

NEWS RELEASE – OCTOBER 29, 2014 Page 2

•
Selling, general and administrative costs as a percent of sales increased 130 basis points to 47.1% from 45.8%.  The variable type costs were approximately 17.5% of sales, or 40 basis points higher than our previous estimates, due to increased delivery expenses and sales commissions.  The fixed and discretionary expenses of $58.8 million were $2.1 million above last year and approximately $1.0 million lower than the metric previously provided mostly due to advertising spending and occupancy expense being lower than planned.

•	A special dividend of $1.00 per share was paid to our common stockholders and $0.95 to our Class A common stockholders.

Nine Months ended September 30, 2014 Compared to Same Period of 2013

•	Net sales increased 1.0% to $555.4 million. Comparable store sales were up 1.9%. Average written ticket increased 2.7%.
•	Gross profit margins, excluding the impact of the first quarter adjustment in 2013 noted above, increased 10 basis points to 53.7% from 53.6% as a percent of sales.
•
Selling, general and administrative costs as a percent of sales increased 130 basis points to 48.2% from 46.9%.  The variable type costs were approximately 17.5% of sales, 20 basis points higher than planned due to increased delivery expense and sales commissions.  The fixed and discretionary expenses were approximately $170.5 million, $4.2 million above last year and $1.0 million less than anticipated as third quarter advertising spending and occupancy expenses were lower than previously planned.

•	We opened one new store, relocated another, closed one location, and expanded one showroom during the first nine months of 2014. Our retail store count was 119 at September 30, 2014 and 2013.

Expectations and Other

•
Total written sales for the fourth quarter to date of 2014 are up approximately 4.0% over the same period last year and written comparable store sales are up approximately 3.5%.  Total delivered sales for the fourth quarter to date of 2014 are up approximately 9.5% over the same period last year.

•
We expect that gross profit margins for the last quarter of 2014 will be approximately 53.6%, a change in our previous expectations of 53.8%, due to higher than normal clearance sale activity from store and local warehouse closings and an estimated increase in the LIFO reserve.

•
Fixed and discretionary type expenses within SG&A for the fourth quarter are expected to be approximately $61 to $62 million versus $57.5 million last year.  For the year the estimate for these costs remains $232 to $233 million versus the $224 million for the costs in 2013 with the increases due to new stores, and higher advertising and personnel expenses.  The variable type costs within SG&A for the full year of 2014 are anticipated to be approximately 17.4% as a percent of sales, with such expenses for the fourth quarter expected to be approximately 17.2%.

•
Our new urban format store, Havertys Style Studio, opened in mid-October in Atlanta, Georgia. We also closed our Florence, Kentucky store in October and plan to open two store relocations and a new store during the fourth quarter.  The store count at the end of 2014 is expected to be 120.  Weighted average retail square footage is estimated to increase 0.4% during the fourth quarter.  Planned capital expenditures are estimated to be $34 million.

•
We expect to increase selling square footage approximately 2.6% in 2015 based on increasing our store count by a net three locations.  Total capital expenditures are estimated to be in the $30 to $33 million range in 2015 depending on the timing of spending for new locations.

NEWS RELEASE – OCTOBER 29, 2014 Page 3

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data – Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net sales	$198,541	$192,722	$555,411	$549,926
Cost of goods sold	92,338	88,845	257,201	254,430
Gross profit	106,203	103,877	298,210	295,496
Credit service charges	72	78	223	240
Gross profit and other revenue	106,275	103,955	298,433	295,736

Expenses:
Selling, general and administrative	93,575	88,286	267,515	258,145
Interest, net	175	282	666	837
Provision for doubtful accounts	69	51	203	96
Other (income) expense, net	(12)	(52)	(186)	(46)
	93,807	88,567	268,198	259,032

Income before income taxes	12,468	15,388	30,235	36,704
Income tax expense	4,644	5,894	11,454	14,120
Net income	$7,824	$9,494	$18,781	$22,584

Basic earnings per share:
Common Stock	$0.35	$0.42	$0.84	$1.01
Class A Common Stock	$0.33	$0.40	$0.75	$0.96

Diluted earnings per share:
Common Stock	$0.34	$0.42	$0.82	$0.99
Class A Common Stock	$0.33	$0.40	$0.76	$0.95

Basic weighted average shares outstanding:
Common Stock	20,535	20,047	20,383	19,786
Class A Common Stock	2,151	2,455	2,223	2,606

Diluted weighted average shares outstanding:
Common Stock	22,939	22,855	22,936	22,783
Class A Common Stock	2,151	2,455	2,223	2,606

Cash dividends per share:
Common Stock	$1.080	$0.080	$1.240	$0.16
Class A Common Stock	$1.025	$0.075	$1.175	$0.15

NEWS RELEASE – OCTOBER 29, 2014 Page 4

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands - Unaudited)

	September 30, 2014	December 31, 2013	September 30, 2013
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$78,659	$83,185	$72,078
Restricted cash and cash equivalents	8,017	7,016	7,016
Accounts receivable	6,647	8,172	8,102
Inventories	94,822	91,483	91,600
Prepaid expenses	7,265	6,494	7,298
Other current assets	4,292	4,349	4,052
Total current assets	199,702	200,699	190,146

Accounts receivable, long-term	692	832	845
Property and equipment	213,254	189,242	191,491
Deferred income taxes	13,197	13,253	23,823
Other assets	15,623	13,829	4,243
Total assets	$442,468	$417,855	$410,548

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$23,984	$21,810	$20,281
Customer deposits	28,821	19,008	23,045
Accrued liabilities	36,964	36,338	35,312
Deferred income taxes	-	-	6,601
Current portion of lease obligations	1,820	959	928
Total current liabilities	91,589	78,115	86,167

Lease obligations, less current portion	34,792	16,196	16,451
Other liabilities	26,059	25,280	27,006
Total liabilities	152,440	119,591	129,624

Stockholders' equity	290,028	298,264	280,924
Total liabilities and stockholders' equity	$442,468	$417,855	$410,548

NEWS RELEASE – OCTOBER 29, 2014 Page 5

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands – Unaudited)

	Nine Months Ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18,781	$22,584
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,632	15,811
Share-based compensation expense	2,530	2,682
Provision for doubtful accounts	203	96
Other	549	394
Changes in operating assets and liabilities:
Accounts receivable	1,462	1,481
Inventories	(3,339)	5,302
Customer deposits	9,813	2,082
Other assets and liabilities	(379)	(3,538)
Accounts payable and accrued liabilities	2,800	(5,857)
Net cash provided by operating activities	49,052	41,037

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(22,049)	(16,720)
Restricted cash and cash equivalents	(1,001)	-
Other	407	7
Net cash used in investing activities	(22,643)	(16,713)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lease obligations	(729)	(643)
Dividends paid	(27,976)	(3,564)
Proceeds from exercise of stock options	-	872
Taxes on vested restricted shares	(2,060)	(2,461)
Other	(170)	-
Net cash used in financing activities	(30,935)	(5,796)
(Decrease) Increase in cash and cash equivalents during the period	(4,526)	18,528
Cash and cash equivalents at beginning of period	83,185	53,550
Cash and cash equivalents at end of period	$78,659	$72,078

NEWS RELEASE – OCTOBER 29, 2014 Page 6

About Havertys

Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 119 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the company's website at www.havertys.com.

News releases include forward-looking statements, which are subject to risks and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company's reports filed with the SEC.

Conference Call Information

The company invites interested parties to listen to the live audiocast of the conference call on Thursday, October 30, 2014 at its website, www.havertys.com under the investor relations section. If you can not listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. EDT through Thursday, November 6, 2014. The number to access the telephone playback is 1-888-203-1112 (access code: 6172199).

Contact:
Haverty Furniture Companies, Inc. 404-443-2900
Dennis L. Fink
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

SOURCE:  Havertys